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                                                                      EXHIBIT 11


                                GIANT GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
                (Dollars In thousands, except per share amounts)




                                                                     Three-months ended            Nine-months ended
                                                                        September 30                  September 30
                                                                 --------------------------    ---------------------------
                                                                     1996           1997           1996           1997
                                                                 -----------    -----------    -----------     -----------
EARNINGS (LOSS) APPLICABLE TO COMMON STOCK:

  Net income (loss) for the period                               $     1,539    $       561    $    14,141     ($    1,786)
  Income earned, net of tax, on investment of remaining
     proceeds from exercise of stock options, after Company's
     acquisition of common stock (1) (2)                                  51              -             40               -
                                                                 -----------    -----------    -----------     -----------
                                                                 $     1,590    $       561    $    14,181     ($    1,786)
                                                                 ===========    ===========    ===========     ===========

WEIGHTED AVERAGE COMMON SHARES AND COMMON EQUIVALENT SHARES:

  Weighted average number of common shares outstanding             3,779,000      3,181,000      4,243,000       3,375,000
  Additional shares assuming conversion of the Company's
      stock options(1)(2)(3)                                       1,108,000              -      1,001,000               -
                                                                 -----------    -----------    -----------     -----------

                                                                   4,887,000      3,181,000      5,244,000       3,375,000
                                                                 ===========    ===========    ===========     ===========

PRIMARY EARNINGS (LOSS) PER COMMON SHARE AND
   COMMON EQUIVALENT SHARE(4)                                    $      0.33    $      0.18    $      2.71     ($     0.53)
                                                                 ===========    ===========    ===========     ===========


(1) The 1997 calculation of earnings per share excludes the Company's stock options as their effect would be anti-dilutive.

(2) Assuming funds were invested in US government short-term obligations earning interest at 5%.

(3) Reflects the 20% limit required by APB No. 15 for reacquisition of shares in 1996. Excess proceeds from exercise of stock options have been assumed to be invested in US government short-term obligations (see (2)).

(4) Fully diluted earnings per share is equal to primary earnings per share and is not disclosed.